EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-214062) of Colony Starwood Homes and in the related Prospectus and in the Registration Statement (Form S-8 No. 333-193743) pertaining to the Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan and the Starwood Waypoint Residential Trust Equity Plan of our reports dated February 28, 2017 with respect to the consolidated financial statements and schedule of Colony Starwood Homes, and the effectiveness of internal control over financial reporting of Colony Starwood Homes included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Phoenix, Arizona

February 28, 2017